EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated December 18, 2024 relating to the combined financial statements of the Predecessor Millrose Business as of and for the years ended December 31, 2023 and 2022, and our report dated September 27, 2024 relating to the financial statement of Millrose Properties, Inc. as of June 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte &Touche LLP

Miami, FL

December 18, 2024